Exhibit 10.4
International
Employee Stock
Purchase Plan
LSI LOGIC CORPORATION
Plan Document
Revision Date: August 2006

This International Employee Stock Purchase Plan must be read together with the Country Addendum for the country in which you are employed. Where terms of the Country Addendum are inconsistent with those stated in this document, the terms of the Country Addendum shall govern.

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Introduction
The Board of Directors (the “Board”) of LSI Logic Corporation (the “Company”) has adopted the International Employee Stock Purchase Plan (the “IESPP” or the “Plan”) in order to provide employees of designated LSI Logic subsidiaries with the opportunity to purchase common stock of the Company at a below current market price through convenient payroll deductions. If you decide to participate in the Plan, you can set aside from 1% to 15% of your eligible compensation which will then be used to purchase stock for you twice a year. Participation in the IESPP is voluntary.
As used in this IESPP, “Company Board” means the Board of Directors of LSI Logic Corporation, or to the extent authorized by the Board, a committee of the Board. “Employer Subsidiary” means those subsidiaries of the Company that have been designated by the Company as participants in the IESPP. For more information about the Plan or its administration, you may contact the LSI Logic Corporation Stock Administration Department, Mail Stop D-206, 1621 Barber Lane, Milpitas CA 95035, 1-408-433-6810.
IMPORTANT NOTE:
An effort has been made to have the terms of the IESPP apply to all IESPP participants regardless of the country in which the participant is employed. Notwithstanding that effort, certain different or additional terms may apply for the IESPP as it applies to the country in which you are employed to accommodate local requirements. Those terms are set forth in the Country Addendum. Therefore, this document must be read together with the Country Addendum that applies to your Employer Subsidiary. Where terms of your Country Addendum are different from those stated in this document, the terms of the Country Addendum shall apply.
This IESPP, together with the Country Addendum, if any, constitute part of a prospectus covering securities that have been registered in the United States under the Securities Act of 1933, as amended.

Eligibility
Who May Participate
You qualify to participate in the IESPP if all of the following are true:
•	You are working as a regular employee of an Employer Subsidiary.

•	You are regularly scheduled by an Employer Subsidiary to work for more than 20 hours per week and more than five months in each calendar year.

•	You do not own five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, and
Temporary employees and independent contractors providing services to the Company are not eligible to participate, regardless of the length of such service.
Participation in the Plan does not create a contract for employment or limit in any way the right of the Company to terminate the participant’s employment at any time, with or without cause, or confer on a participant any right to continue in the employ of the Company.

Enrollment
Enrolling in the IESPP
An eligible employee may become a participant in the IESPP by completing the attached IESPP Subscription Agreement authorizing payroll deductions and submitting it to LSI Logic Stock Administration Department prior to an Enrollment Date.
There are two Enrollment Dates each calendar year: May 15 and November 15.
Open enrollment is held during April and October before each Enrollment Date.
You must submit a completed IESPP Subscription Agreement during Open Enrollment in order to participate as of the next Enrollment Date if:
•	You are a new participant,

•	You are enrolling following a period of non-participation.
Your payroll deductions begin with the first payroll on or after the Enrollment Date, depending on the specific country payroll cycle.
New hires starting employment after the ESPP Open Enrollment Period and before the beginning of the Offering Period can enroll up to and including the first day of the Offering Period. The Subscription Agreement must be received no later than the first day of the Offering Period.
If you miss the deadline for enrolling, you must wait until the next Open Enrollment to enroll in the IESPP.

How the Plan Works
Offering Period/Purchase Period
An Offering Period lasts for 12 months unless you:
•	withdraw

•	cease to be an Eligible Employee, or

•	are automatically transferred to a new Offering Period.
Each 12-month Offering Period consists of two consecutive Purchase Periods of six months each. Offering Periods begin either on May 15 or November 15.
Purchase Date/Purchase Price
There are two Purchase Dates each calendar year: May 14 and November 14.
On each Purchase Date your payroll deductions accumulated during the Purchase Period are used to automatically purchase the maximum number of whole shares of Company common stock that you are entitled to purchase under the IESPP.
The Purchase Price you will pay for the stock purchased under the IESPP is equal to the lower of:
Þ	85% of the fair market value of the Company common stock on the Enrollment Date; or

Þ	85% of the fair market value of the Company common stock on the Purchase Date.

Determination of Fair Market Value
The fair market value of LSI Logic’s stock on a particular date is the closing price of the stock on the New York Stock Exchange on that date in the United States, as reported by the Wall Street Journal. However, if a closing price is not available for a particular date, then the fair market value to be used for that date will be the previous business day’s closing stock price. For example, if the Enrollment date falls on a Saturday, the closing price of the stock on the preceding Friday (or on the next preceding NYSE trading day, if that Friday is not a business day) would be the fair market value on the Enrollment Date.
Examples
The examples in this booklet are intended as illustrations only and are not based on any actual or predicted value or performance of Company common stock.
Fair Market Value Higher on Purchase Date than on Enrollment Date
Let’s assume that the fair market value of Company common stock was US$8.00 per share on the Enrollment Date. Assume that on a future Purchase Date in the Offering Period, the fair market value of the common stock had risen to US$10.00 per share.
As illustrated below, your Purchase Price would be US$6.80:

The lower of:
85% x US$8.00= US$6.80 or
85% x US$10.00= US$8.50
Your Purchase Price is US$6.80

Fair Market Value Lower on Purchase Date than on the Enrollment Date
Let’s assume that the fair market value of Company common stock was US$8.00 per share on the Enrollment Date. Assume that six months later the fair market value of the Company common stock had decreased and the closing price of the stock on the New York Stock Exchange on the Purchase Date was US$7.00 per share.
As illustrated below, your Purchase Price would be US$5.95.

The lower of:
85% x US$8.00= US$6.80 or
85% x US$7.00= US$5.95
Your Purchase Price is US$5.95

Automatic Re-Enrollment in Subsequent Offering Period
A new Offering Period begins each May 15 and November 15; however, you may be enrolled in only one Offering Period at a time. Once you have completed an IESPP Subscription Agreement authorizing payroll deductions to initially enroll in the IESPP, you will be re-enrolled automatically as a participant in future Offering Periods when an Offering Period in which you are currently enrolled ends UNLESS:
•	You withdraw from participation

•	Your employment terminates

•	You become otherwise ineligible to participate in the IESPP, or your participation has terminated for any other reason

•	Your Employer Subsidiary withdraws from the IESPP

•	The IESPP terminates
Automatic Early Transfer to a New Offering Period
If the fair market value of the Company common stock is lower on a Purchase Date than it was on the Enrollment Date, you are automatically withdrawn from that Offering Period immediately after you purchase shares on such Purchase Date and automatically re-enrolled in the next Offering Period. The effect of this is to automatically begin a new 12-month Offering Period.
For example, in the second example described above, the fair market value on the Enrollment Date was US$8.00, but had declined to US$7.00 on the Purchase Date. Regardless of where you are in the current 12-month Offering Period, you would be automatically withdrawn from that Offering Period following your purchase of shares and re-enrolled in the next Offering Period.
Your payroll deductions will continue at the same rate during the new Offering Period as in the prior Offering Period unless you instruct the Stock Administration Department otherwise by submitting an ESPP Change Form within the deadlines.

Payroll Deductions
You may contribute from 1% to 15% of your eligible compensation to the IESPP. The percentage you deduct must be expressed in whole numbers. For purposes of the IESPP, your eligible compensation includes all regular and recurring straight time earnings, payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, but exclusive of other compensation. Unless otherwise expressly provided in your Company Addendum, eligible compensation excludes:
•	car allowances

•	transportation allowances

•	housing allowances

•	dependent allowances

•	one-time incentive payments

•	one-time recognition awards (dinner for two, bravo & winners circle awards, and cash substitute)

•	disability pay (other than short-term salary continuation)

•	other compensation
Unless otherwise required under the laws of your country, all payroll deductions contributed by IESPP participants will be held by the Company or the Employer Subsidiary’s in its general fund until such time as the stock is purchased. In order for payroll deductions to be applied to a particular purchase date, they must be from a payroll date that is more than three business days before that purchase date. Also, once payroll deductions are taken, there are no restrictions on the Company’s or Employer Subsidiary’s use of such accumulated payroll deductions.
Stock deductions calculated on retroactive pay adjustments, will be included in the purchase period when the retroactive adjustment is paid.
Confirm IESPP Changes and Enrollment
It is your responsibility to review your first paycheck after the effective date of change or an initial enrollment to make sure your instructions were carried out.
If you have a problem with any IESPP change or enrollment you must notify Stock Administration no later than 45 days from the beginning of the Offering Period and provide your original fax confirmation from your requested change or enrollment. For the November 15 Offering Period, the last day to notify Stock Administration of any IESPP change or enrollment problems is December 31. For the May 15 Offering Period, the last day to notify Stock Administration of any IESPP change or enrollment problems is June 30.

Exchange Rate
The exchange rate used for calculating the number of shares of stock to be purchased with your payroll deductions is the NYSE Composite exchange rate reported by Bloomberg Financial System using the closing rate on the last Wednesday of the fiscal month ending closest to the Purchase Date.
Limitations on Shares You May Purchase
On each Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of full shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase more than 1,000 shares in each Purchase Period within an Offering Periods, provided further that such purchase shall be subject to the limitations set forth below. The Board may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Company’s Common Stock an Employee may purchase during each Purchase Period of such Offering Period.
No employee will be permitted to purchase shares under the IESPP, if, immediately after enrollment, the employee would own five percent or more of the total combined voting stock of LSI Logic or of any subsidiary of LSI Logic (including stock which may be purchased through the IESPP or pursuant to stock options).
No employee will be permitted to purchase shares under the IESPP or any other employee stock purchase plans of LSI Logic or its subsidiaries having a value of more than $25,000 (determined using the fair market value of the shares on such employee’s Enrollment Date) in any calendar year. This means that your annual payroll contributions cannot exceed US$21,250.
Subject to adjustment upon changes in capitalization by the Company as provided in the IESPP, the maximum number of shares of the Company’s common stock that shall be reserved for sale under the IESPP shall be 5,227,273. If the total number of shares to be purchased on any Purchase Date exceeds the remaining reserved shares then available under the IESPP, a pro rata allocation of the available Company common stock will be made among the participants, and the IESPP will terminate unless additional Company common stock are added to the IESPP.
Additional limitations on the number of shares of Company common stock that an employee may purchase apply for employees of certain Employer Subsidiaries. Please refer to the applicable Country Addendum.

Use of Excess Funds
Any contributions remaining in your account after the purchase has been made for the current Purchase Date that are not sufficient to purchase a full share, or exceed the amount required to purchase 1,000 shares, or exceed the $25,000 cap described above, will be refunded to you following the purchase of shares.
Changing Your Contribution Level
Once you are enrolled in the IESPP, you may reduce your contributions to a lower level (but not below 1% of your eligible compensation) at any time. Reducing your contribution level does not change your Purchase Price. To reduce your contribution level, complete an ESPP Change Form and submit to the Stock Administration Department showing the change in contribution level.
You may also increase your contribution level to a maximum of 15%. You can only increase your contribution percentage during ESPP Open Enrollment Periods held in April and October. Increases in your contribution level are only effective as of the beginning of a Purchase Period. Increasing your contribution level does not change your Purchase Price. To increase your contribution level, submit an ESPP Change Form to the Stock Administration Department during designated ESPP Open Enrollment periods showing the change in contribution level.
The ESPP Change Form is available on the Stock Administration web site on the Company intranet.
E*TRADE Stock Plans Account
The E*TRADE Stock Plans account is used for all stock programs. For new IESPP participants, the Stock Plans accounts are opened approximately two months prior to the purchase as long as you are a current participant. For new accounts, E*TRADE will email an activation notice to your LSI Logic email address once they receive the new participant information from the LSI Logic Stock Administration Department. In order to trade you will need to activate your account and complete the Form W-8BEN. If you have not received an email notice you can activate online.
Activating Your E*TRADE Stock Plans and E*TRADE Brokerage Account
In order to begin trading in your E*TRADE Stock Plans account, the account activation form and Form W-8BEN must be completed and received by E*TRADE. You can login to www.etrade.com/stockplans and activate online, or you can download the forms. Additional instructions on how to activate are also located on the LSI Logic Stock Administration web site. If you need assistance activating your account, call E*TRADE’s International Customer Service number at 1-650-599-0125 and press “0”, # to reach an operator. When your Stock Plans account is opened, an E*TRADE Brokerage Account is automatically opened with it. There is no fee to activate the E*TRADE Brokerage Account. When you sell shares from your Stock Plans account the proceeds are deposited into your brokerage account. As an active LSI Logic employee, your E*TRADE Brokerage Account has no minimum balance, your funds earn interest, and you have free check-writing privileges with funds in that account.

Deposit of Shares
Shortly after the close of each Purchase Period, LSI Logic will deposit your purchased shares into your E*TRADE Stock Plans Account. Once your shares have been deposited to your account, you may sell them at any time.
Sale of Shares
After you have activated your E*TRADE Stock Plans Account, you can login to your account at www.etrade.com/stockplans to sell your shares.
Or, call the Interactive Voice Response System at 1-650-599-0125 from outside the U.S.
Each IESPP purchase with sellable shares is tracked individually. You choose which IESPP shares you want to sell in your Stock Plans account. That sale will then be reported to LSI for disposition tracking purposes. Such sales will be subject to commission charges at competitive rates.
There are no brokerage account fees or inactivity fees for your E*TRADE accounts. The schedule below applies to transactions for selling shares:

IESPP Sales	$19.95

Additional Charges:

Broker Assisted Sale	$35
Check Via Mail	$5
Check Via Federal Express	$20
Wire Transfer	$25
Hold proceeds in E*TRADE	No Charge
These rates are subject to change without notice.
Employees have the flexibility to determine when and how they receive proceeds from a sale:
•	Sweep the proceeds into your E*TRADE Brokerage account (this account earns interest and has free check-writing capabilities)

•	Wire Transfer

•	Mail a check via regular mail or overnight delivery

Account Records
E*TRADE will provide each employee with a brokerage account statement summarizing your account activity as well as written trade confirmations on all executed orders. If there has been activity in your account, you will receive a statement each month; otherwise you will receive one each quarter, provided there are assets in the account.
Report of Sales to LSI Logic
E*TRADE will provide LSI Logic with monthly reporting for all IESPP sales. For more information regarding tax consequences of sale of shares acquired under the IESPP see the applicable Country Addendum.
Employee Stock Purchase Transmittals
Twice a year, following each Purchase Date, you will receive an Employee Stock Purchase Transmittal, from the Stock Administration Department at LSI Logic which will detail the number of Company common stock purchased for you on the preceding Purchase Date, the price paid per share and any remaining cash balance in your account. The remaining cash balance will be refunded to you following the purchase of shares.
Withdrawing from the IESPP
You may withdraw from the IESPP at any time by submitting an ESPP Change Form to the Stock Administration Department no later than 30 days prior to the Purchase Date. The ESPP Change Form is available on the Stock Administration web site located on the Company’s intranet. Your accumulated funds will be returned to you without interest unless the laws of your country require otherwise as soon as practicable after your notice of withdrawal has been received and processed. After withdrawal, you may not re-enroll in the same Offering Period, although you may enroll in future Offering Periods by completing an IESPP Subscription Agreement and submitting it to the Stock Administration Department during a later enrollment period.
If you re-enroll after withdrawal, your Purchase Price is determined on the Enrollment Date of the new Offering Period.

Termination of Plan Participation/Participation While on a Leave of Absence
Your eligibility to participate in an Offering Period under the IESPP is dependent on your maintaining continuous status as a regular employee scheduled to work at least 20 hours per week during the Offering Period. If the number of hours you are scheduled to work drops below 20 hours per week, you will be deemed to have withdrawn from the Plan.
However, generally you may continue to participate in the Plan during a leave of absence which is approved by your Employer Subsidiary. Unless you receive regular straight time earnings during a leave of absence you will not make contributions to the IESPP during your leave. Contributions made to the IESPP prior to an approved leave of absence will be used to purchase stock at the end of the Purchase Period. Payroll deductions will resume at the time you return to active status. If you wish to discontinue participation in the Plan you must notify the Stock Administration Department as soon as you return to active status.
If your employment with the Company or any of its subsidiaries terminates for any reason prior to the last business day of the purchase period, then all payroll deductions which you have contributed, but which have not yet been used to purchase stock, will be returned to you without interest.
Notwithstanding the above, your transfer from one Employer Subsidiary to another Employer Subsidiary or to the parent Company shall not alone be considered a break in your continuous status as a regular employee. In the event of such a transfer, however, your participation in the IESPP would be subject to the Country Addendum applicable to your new Employer Subsidiary or to the terms of the Company Employee Stock Purchase Plan if to the parent Company.
Designating Your Beneficiary
You may designate one or more beneficiaries in your IESPP Subscription Agreement to receive your unused payroll deductions in the event of your death, which will be paid without interest, unless required by local law. You may change your beneficiary at any time by submitting a revised IESPP Subscription Agreement to the Stock Administration Department. If no living beneficiary is designated, payment of contributions or delivery of the share certificate, as the case may be, will be made to your estate.
Laws governing the disposition of decedent’s property vary widely from country to country. It is highly recommended that you consult with your own independent legal counsel to make certain that you have taken all necessary steps to ensure that your desired disposition of undistributed Company common stock and payroll deductions in the event of your death can be accomplished.

Nonassignability
Unless where otherwise required under local law, none of your rights or accumulated payroll deductions under the IESPP may be pledged, assigned, transferred or otherwise disposed of for any reason (other than by will or the laws of descent and distribution). Any such attempt may be treated by the Company as an election to withdraw from the IESPP.
Administration of the IESPP
The IESPP is currently administered by the Company Board or a designated committee of the Board. All questions of interpretation or application of the IESPP are determined in the sole discretion of the Company Board (or its duly authorized committee) and its decisions are final and binding upon all participants. Members of the Board who are eligible employees are permitted to participate in the Plan but may not vote on any matter affecting the administration of the Plan. No member of the Board who is eligible to participate in the Plan may be a member of the committee appointed by the Board to administer the Plan. No charges for administrative or other costs may be made against the payroll deductions of a participant in the IESPP. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the IESPP.
Subject to such rules, procedures and instructions as may be adopted by the Company Board, each participating Employer Subsidiary shall be responsible for making all payroll deductions (including related withholding and social insurance contributions) for its participating employees, for filing and distributing all reports and disclosures that may be required under local law, and for otherwise ensuring compliance with all applicable local laws relating to administration of the IESPP.
Amendment and Termination of the IESPP
The Company Board may at any time amend or terminate the IESPP or any particular Country Addendum, or withdraw an Employer Subsidiary from the IESPP, except that such amendment or termination will not adversely affect your participation in an Offering Period for which you are already enrolled. Without regard to whether any participant rights may be considered to have been “adversely affected,” the Company Board shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Company common stock for each participant properly correspond with amounts withheld from the participant’s compensation and establish such other limitations or procedures as the Company Board determines in its sole discretion advisable which are consistent with the IESPP.

Capital Changes
If the number of Company common stock outstanding is increased or decreased by way of stock split, stock dividend or otherwise (but not including conversion of any convertible debentures), appropriate adjustments will be made in the number of shares subject to purchase under the IESPP and in the Purchase Price per share.
In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress will terminate immediately prior to such dissolution or liquidation unless otherwise provided by the Company Board. In the event of the proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, each participant’s rights under the IESPP will be assumed or an equivalent right will be substituted by the successor corporation, unless the Company Board determines, in its discretion, to accelerate the Purchase Date(s) for all current participants.
The Company Board may also make provisions for adjusting the number of shares subject to the IESPP and the Purchase Price per share in the event the Company effects one or more reorganizations, recapitalizations, right’s offerings or other increases or reductions of shares of the Company’s outstanding common stock.
Conditions upon Issuance of Company Common Stock
Company common stock shall not be issued to you under this IESPP unless the exercise of your option to purchase such Company common stock and the issuance and delivery of such Company common stock pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Company common stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
Designation of Employer Subsidiaries and Country Addendum
The Company Board may designate any subsidiary of the Company as a participating Employer Subsidiary in the IESPP. The Company Board may, in addition, modify one or more provisions of the IESPP solely as it applies to such Employer Subsidiary. The applicable modified Country Addendum shall be attached to the copy of the IESPP distributed to the Eligible Employees of the applicable Employer Subsidiary.

Third Party Fiduciaries
Certain countries may prohibit employees from directly owning Company common stock purchased on their behalf under the IESPP. If local law so requires or if the Company Board determines that distribution of proceeds could not be accomplished without undue liability or expense to either the Company or your Employer Subsidiary, your Employer Subsidiary may provide for maintenance of the accounts with a third party fiduciary for your benefit. Please refer to your applicable Country Addendum to determine whether such arrangements apply to you.
Notices
Any notice or other communication from you to the Company in connection with the IESPP shall be considered properly given only if and when it is received in the form specified by the Company at the following location:
LSI Logic Corporation
Stock Administration
1621 Barber Lane
Mail Stop D-206
Milpitas, California 95035
Any notice or other communication from you to your Employer Subsidiary in connection with the IESPP shall be considered properly given only if and when it is received in the form specified by the Employer Subsidiary at the location designated in the attached Country Addendum.
The Employer Subsidiary and the Company may at any time change such notice addresses upon prior written notice to you.

Tax Consequences
Tax Implications of Purchasing and Selling Your Company Common Stock
The Country Addendum applicable to you provides a brief summary of general rules regarding the tax consequences in the country in which you are employed. The Country Addendum does not purport to be a complete description of all tax implications of participation in the IESPP, nor does it purport to discuss the income tax implications of the IESPP under the laws of each state, province, district or local government in which you may reside or otherwise be subject to tax.
Withholding and Employee-Paid Social Insurance
Certain countries treat as taxable compensation the excess of the fair market value of the Company common stock on the Purchase Date over the Purchase Price. Certain countries also treat as taxable gain some or all of the excess, if any, of the sale price over the fair market value of the Company common stock as of the Purchase Date. (See your applicable Country Addendum for more information.)
Some of those countries also require that the Employer Subsidiary withhold and remit sums on behalf of the employee in respect of income taxes and/or social insurance contributions. Any income, social or other taxes imposed on you for the income arising from your participation in this IESPP will be your responsibility.
The means by which this tax is satisfied will require that you pay all sums to the Employer Subsidiary upon the purchase of Company common stock under the IESPP, regardless of when you sell all or a portion of the Company common stock. The attached Country Addendum will describe the mechanism by which such economic burden is passed to you.
You are strongly urged to consult your own tax advisor concerning the application of the various tax laws that may apply to your particular situation.

Other Information
Obtaining Additional Information
Upon written or oral request to the Company, you may obtain copies, without charge, of any of the following documents, which are incorporated by reference:
•	The Company’s Annual Report on Form 10-K for the most recent fiscal year;

•	The Company’s definitive Proxy Statement for the Company’s most recent Annual Meeting of Stockholders;

•	The Company’s Quarterly Report(s) on Form 10-Q for the quarter(s) ended since the end of the Company’s most recent fiscal year;

•	The description of the Company common stock contained in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission of August 29, 1989;

•	All documents filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934 after the date of the Registration Statement under which securities described herein are registered.
In addition, upon written or oral request to the Company, you may obtain a copy, without charge, of the Company’s most recent Annual Report to Stockholders.
Requests for any of the documents described above should be directed to:
LSI Logic Corporation
Investor Relations
1621 BarberLane.
Mail Stop D-115
Milpitas, California 95035
Phone 01 408 433 6777
For further information concerning the IESPP, contact the LSI Logic Corporation Stock Administration Department.